EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 3rd day of March 2008 (the "Effective Date"), among Zealous Trading Group, Inc., a Nevada corporation ("Buyer") and Transfer Online Technology Development, LLC, an Oregon limited liability company (“Seller”); and ________________ and ________________, being all of the Members of Seller (the “Members”).

RECITALS

WHEREAS, Seller is the owner of that certain online/electronic trading platform and any and all related intellectual property, patents, trademarks, and copies, as well as source code and software;

WHEREAS, Seller desires to transfer to Buyer at the Closing (as hereinafter defined), and Buyer desires to acquire from Seller certain of Seller's assets, as more fully described herein, upon and subject to the terms and conditions contained in this Agreement;

WHEREAS, the Members own all of the equity interests of Seller;

WHEREAS, Buyer is not willing to enter into this Agreement without the representations, warranties and agreements of the Members set forth in this Agreement;

WHEREAS, the Members desire that Seller sell such assets to Buyer and, to induce Buyer to enter into this Agreement, are willing to make the representations, warranties and agreements set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as set forth below.

ARTICLE I
DEFINITIONS

Definitions. In addition to the terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

"Act of Bankruptcy" when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his or its creditors; (b) such Person shall have filed a voluntary petition in bankruptcy; (c) such Person shall have been adjudicated bankrupt or insolvent; (d) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, liquidation, dissolution or similar relief; (e) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; or (f) sixty (60) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, liquidation, dissolution or similar relief without such action having been dismissed.

"Affiliate" when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question.

"Applicable Law(s)" shall mean any applicable federal, state, local or foreign law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction.

"Assets" shall mean (i) all right, title and interest of Seller in and to the online/electronic trading platform, including without limitation, the source code, software, any and all intellectual property rights (including without limitation, trademarks, patents, copyrights) and title related to such trading platform, excluding any licenses for third party software necessary for the performance of the trading platform software (collectively, the “Assets”).

“Closing Date” means the date on which the Closing occurs.

“Intellectual Property Rights” means in connection to the Assets all the right, title and interest of Seller and the Members in, to and under all trademarks, trade names, service marks, copyrights, patents, inventions, designs, industrial designs, trade secrets , secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto), but excluding any royalties payable to Seller by Mastercard or any other customer of Seller.

“Losses” means liabilities, claims, damages, actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent.

"Material Adverse Effect" shall mean any material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of a Person, taken as a whole.

"Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.

ARTICLE II
SALE AND TRANSFER OF ASSETS

2.1    Transfer of Assets. Except as otherwise herein expressly set forth, Seller hereby agrees that at the Closing provided for in Section 4.1 hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest in and to the Assets.

2.2    Excluded Assets. Seller and Buyer understand and agree that the sale, assignment, transfer, conveyance and delivery specified in Section 2.1 hereof shall not include any assets, rights or property of Seller other than those expressly included in the definition of Assets.

ARTICLE III
CONSIDERATION

3.1    In full and complete payment for the Assets, Buyer agrees:

(i)    to purchase the Assets for an aggregate of  $1,000,000 to be paid as follows:

(a)    $93,500 in cash, which $50,000 previously paid by Buyer to Seller as an advance shall be credited by Seller at Closing, reducing the net amount of cash to be delivered at Closing to $43,500.00; and

(b)    $906,500 shall be a convertible note with mandatory conversion into 11,331,250 shares of common stock of the Buyer valued at $0.08 per share (which price represents the average market price of the Company’s common stock on October 11, 2007 when the principals negotiated the essential terms of for this transaction) (“Common Stock”), provided, that Seller agrees and acknowledges that such Common Stock can not be issued until an amendment to the Articles of Incorporation of the Buyer increasing the authorized shares of the Buyer’s Common Stock to 1,500,000,000 shares is approved by a majority of the Buyer’s shareholders (the “Authorized Share Amendment”) and is filed with the Secretary of State of the State of Nevada and becomes effective (the “Amendment Effective Date”).  Seller acknowledges that Buyer must increase its authorized shares in order to issue the Common Stock and that such authorization is dependent upon completion and delivery of audited financial statements and requisite filings with the Securities and Exchange Commission.

ARTICLE IV
CLOSING AND CONDITIONS OF CLOSING; CERTAIN COVENANTS

4.1    Closing. Unless otherwise agreed to by the parties, the transaction contemplated in this Agreement shall be closed immediately after the completion, satisfaction or waiver of each of the conditions to closing as set forth in this Agreement (the “Closing”), at the offices of Buyer, or any other place designated.  The “Closing Date” is the date on which the Closing occurs.

4.2    Conditions to Closing. The obligation of Seller to sell the Assets and Buyer to purchase the Assets is subject to the satisfaction of the following conditions precedent at or prior to the Closing (unless waived in writing by the parties prior to Closing or by the act of Closing):

(a)    Documents. Buyer shall have received each of the following items:

(i)    This Agreement, duly executed by Seller;

(ii)    Any amendment, consent or waiver from any Person necessary to fully give binding effect to this Agreement (each party hereto acknowledges that this condition is for the benefit of both Buyer and Seller);

(iii)    The Bill of Sale in substantially the form attached hereto as Exhibit A, duly executed by Seller;

(iv)    Certified copies of resolutions of the Manager of Seller and of the Members authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the Transactions, along with an incumbency certificate of Seller, in substantially the form of Exhibit B;

(v)    Such certificates, documents of title and other instruments of conveyance and transfer, if any, as shall be effective to vest in Buyer good and marketable title in and to the Assets free and clear of all encumbrances, including, by way of example but not limitation, any and all original intellectual property, trademark, patent or copyright in relation to the Assets.

(vi)    A closing certificate in the form of Exhibit C signed by a duly authorized officer of Seller and by each of the Members;

(b)    Documents. Seller shall have received each of the following items:

(i)    This Agreement, duly executed by Buyer

(ii)    The portion of the Consideration set forth in Sections 3.1(i)(a)

(iii)    A closing certificate in the form of Exhibit D signed by a duly authorized officer of Buyer;

(c)    All documents, reports and affidavits required to be delivered to any Governmental Authority in connection with the transfer of ownership of the Assets; and

(d)    Such other documents or instruments as Seller and the Members may reasonably request.

(e)    Material Adverse Effect. Prior to the Closing Date, Buyer shall not have experienced a Material Adverse Effect and Seller shall not have experienced a Material Adverse Effect relating to the Assets. In addition, neither Buyer nor Seller shall have experienced a Material Adverse Effect relating to their ability to perform their respective obligations under this Agreement.

(f)    Litigation. On the Closing Date, there shall be no lawsuits pending against either party hereto seeking to enjoin, prohibit, restrain or otherwise prevent the transaction contemplated by this Agreement.

(g)    Other Documents. Seller shall have provided or executed such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(h)    The closing of this Agreement is expressly contingent upon and subject to the approval of Buyer’s Board of Directors.

4.3    Certain Covenants.

(a)    Further Assurance.  From time to time on and after the Closing and without further consideration, the parties to this Agreement shall each deliver or cause to be delivered to any other party, at such times and places as shall reasonably be requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated herein.  Seller agrees, and the Members agree to cause Seller, without further consideration, to cooperate with Buyer and to use their reasonable efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods before the Closing Date.

(b)    Non-Competition.  For a period of five (5) years from the Closing Date, except as Buyer may otherwise consent in writing, neither Seller, Lori Livingston or any business owned by or controlled by Lori Livingston (including without limitation Transfer Online, Inc.) shall, directly or indirectly,  as a principal,  agent, partner,  member,  shareholder, trustee,  consultant,  independent  contractor, or otherwise:  (i) own, develop, manage, operate,  control or otherwise be in any manner affiliated or connected with, or engage or participate in the ownership, development, management, operation or control of (as independent  contractor,  or otherwise),  any business or entity which as one of its business activities  competes,  directly or  indirectly,  with Buyer in connection with the operation of a trading platform for sales or resales of securities anywhere in the world; provided, however, (a) the Seller and Transfer Online, Inc. will have the right to use the Assets pursuant to the license granted in this Agreement with the Seller’s or Transfer Online Inc.’s current domestic customers, which are listed on Schedule F, which shall be provided within 5 days of execution of this Agreement, and (b) Buyer acknowledges its intention and good faith obligation (pursuant to Section 4.3(d))to joint venture the trading platform with Seller in India should Seller introduce an interested party; (ii) lend money, loans, make gifts of money or other property,  or otherwise lend financial or other assistance in any form to any person,  firm,  association,  partnership,  venture,  corporation or other business entity who is engaged or will within the period  prescribed above engage in any of the activities prohibited by clause (i).   If Seller breaches or threatens to commit a breach of any of the provisions of Section 4.3 (such provisions, the “Restrictive Covenants”), Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under law or in equity:  The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Company and that money damages will not provide adequate remedy to Company.  If any court determines that any of the Restrictive Covenants, or any part thereof; is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.  Seller hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.  Notwithstanding any other provision to the contrary, this Section 4.3 shall survive Closing, termination or cancellation of this Agreement for a period of five (5) years. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prevent Lori Livingston or Transfer Online, Inc., from engaging in the ordinary and customary business activities of Transfer Online, Inc. or business activities of a securities transfer agent licensed by the US Securities and Exchange Commission as a stock registrar and transfer agent.

(c)    Nothing in the preceding section 4.3 shall be interpreted to prevent Seller or Lori Livingston from engaging in or being affiliated with the business of operating a licensed securities transfer agent.

(d)    In the event that Seller is presented a deal from India, Buyer and Seller agree to enter into a joint venture on terms to be negotiated on a good faith basis to reflect a 50/50 revenue sharing favorable to both parties.

(e)    Seller and Buyer agree that Seller shall have a perpetual royalty free license to use the Assets (including trading platform in the level of development as delivered by Buyer) for Mastercard and the current clients of Transfer Online, Inc., which is approximately 280 companies, which shall be listed on Schedule F, including the right to make technological upgrades to maintain or improve the functionality of the Assets.

(f)    Seller and Member each agree that within three (3) days of execution of this Agreement, the source code for the trading platform must be given to Buyer.

(g)    Seller and Member further agree that for a period of up to six (6) weeks following the execution of this Agreement, Seller shall host the site and cooperate in the migration of the site to a new host.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the schedule of exceptions attached hereto as Exhibit E (the "Schedule of Exceptions"), Seller represents and warrants to Buyer as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets as set forth in this Agreement), as set forth below:

a.    Organization; Authority; Name.

i.    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon, and is duly authorized, qualified and licensed under all applicable Laws to carry on its business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.

ii.    Seller and each Member have the full legal right, power and authority to enter into this Agreement and to consummate the Transactions and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller or each Member in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  On or before the Closing, all corporate action of Seller and each Member necessary to approve the transactions shall have been taken.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller or each Member and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller or each Member, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing regardless of whether enforcement is sought in a proceeding at law or in equity.

b.    Stock Ownership; Binding Effect.  The Members own all of the issued and outstanding equity interests of Seller and no Person other than the Members has any right to vote such interests.  Seller and each Member have duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each Member enforceable against each of them in accordance with its terms.

c.    No Conflict.  The execution, delivery and performance of this Agreement by Seller and the Members and the consummation of the Transactions do not and will not:  (a) violate, conflict with or result in the breach of any provision of Seller’s Articles of Organization or Operating Agreement; (b) conflict with or violate any Law or Governmental Order applicable to the Assets, the Business, Seller, the Members or any of their respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any Consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Assets or the properties of Seller pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which Seller or any Member is a party or by which any of the Assets are bound or affected.

d.    Litigation. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or affecting the Assets.

e.    Non-Contravention. Seller is not in breach of, default under, or in violation of any Applicable Law, decree or order that may cause a Material Adverse Effect relating to the Assets and Seller is not, in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its assets is subject that may cause a Material Adverse Effect on the Assets.

f.    Title. Seller has good, complete, indefeasible and marketable title to, and ownership of, all of the Assets, free and clear of all liens, defects, claims, security interests and encumbrances. Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all liens, encumbrances, security interests and claims.

g.    Taxes. Seller has timely filed with the appropriate taxing authorities, including but not limited to the Internal Revenue Service of the United States and the Department of Revenue of the State of Oregon, the tax returns that it was required to file. All taxes required to be withheld, collected or deposited by Seller have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant tax authority.

h.    Intellectual Property Rights.

i.    The Schedule of Exceptions on Exhibit E sets forth:  (a) all Intellectual Property Rights and all pending registrations and applications therefor, that Seller owns, uses or licenses or in which Seller has any interest, indicating which are owned and which are licensed in connection with the Assets; and (b) all contracts, agreements or other arrangements under which Seller has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights in connection with the Assets.

ii.    Seller is not infringing upon or otherwise acting adversely to the right or, to the best of Seller’s knowledge, claimed right, of any Person under or with respect to any Intellectual Property Rights in connection with the Assets, nor has Seller or any Member received written notice of any such claim in connection with the Assets.  Seller is not (a) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property Rights in connection with the Assets, or (b) a licensor in respect of any Intellectual Property Rights in connection with the Assets.  All licensing agreements pursuant to which Seller is a licensee of any Intellectual Property Rights in connection with the Assets are valid and binding on Seller and, to the best of Seller’s knowledge, the other parties thereto, in accordance with their respective terms and are in full force and effect, and (a) no breach or default by Seller or event which, with notice or lapse of time, could constitute a breach or default by Seller, exists with respect thereto, (b) no party thereto has given notice or asserted to Seller that Seller is in breach or default thereunder, and (c) to the best of Seller’s knowledge, no other party thereto is in breach or default thereunder.

iii.    To the best of Seller’s knowledge, no third party is infringing on any of the Intellectual Property Rights in connection with the Assets.

iv.    Seller is not in any way making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of Seller.

v.    The Assets do not contain any virus, worm, trap door, back door, timer, clock, counter, or other limiting routine, instruction, or design that would erase data or programming or otherwise cause any of the software components of the Intellectual Property Rights to become inoperable or incapable of being used in the full manner for which it was designed and created (collectively, a “Disabling Code”).In the event a Disabling Code is identified, Seller shall take all steps necessary, at no additional cost to Buyer, to restore and/or reconstruct any and all data lost by Buyer as a result of such Disabling Code.

i.    Legal Compliance. To its knowledge, Seller (i) is not in violation of any Applicable Law that would apply to it or to its business, the violation of which would -cause a Material Adverse Effect on the Assets (ii) Seller is not in violation of any applicable environmental, securities or employee benefits law, which violation would cause a Material Adverse Effect on the Assets, and (iii) neither Seller nor, to the knowledge of Seller, any of Seller's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by Seller with Applicable Law.

j.    Licenses. Simultaneously with the Closing, Seller shall have acquired good title or all necessary rights to all of the licenses, permits, approval and authorizations needed to transfer the Assets to Seller in compliance with all Applicable Laws, except for third party applications.

k.    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Seller and the Members do not and will not require any Consent or action by, filing with or notification to, any Governmental Authority.

l.    No Untrue Statements or Material Omissions. Seller represents that no statement made herein or in any Exhibit or schedule attached hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in any material respects.

m.    Binding Agreement.  Seller has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

n.    Contracts.  There are no contracts in force with respect to the Assets, except for Mastercard and the existing clients of Transfer Online, Inc., listed on Schedule F.

o.    Accredited Investor.  The Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.  The Seller is in a financial position to hold the Buyer Common Stock and is able to bear the economic risk and withstand a complete loss of the Seller’s investment in the Buyer Common Stock.  The Seller recognizes that the Buyer Common Stock involves a high degree of risk.  The Seller is a sophisticated investor, is able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the prospective investment in the Buyer Common Stock.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets as set forth in this Agreement) as set forth below:

a.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized, qualified and licensed under all Applicable Laws to carry on its business in the places and in the manner presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect.  Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transaction contemplated in this Agreement.  On or before the Closing, all corporate action of Buyer necessary to approve the transaction contemplated by this Agreement shall have been taken, provided, however, that Closing may occur without the Company having amended its Articles of Incorporation to increase its authorized shares in such amount as necessary to deliver the Common Stock as set forth in this Agreement. Buyer is obligated pursuant to other agreements with third parties to increase its authorized capital to 1,500,000,000 shares and conduct a reverse stock split in conjunction with the pending merger with Zealous Holdings, Inc.

b.    No Conflict.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not violate, conflict with, or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws.

c.    Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Buyer do not and will not require any consent or other action by, filing with, or notification to, any Governmental Authority.

d.    Binding Agreement.  Buyer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Seller and the Members) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

ARTICLE VIII
TERMINATION OF AGREEMENT

This Agreement may be terminated at any time prior to the Closing by written agreement of Buyer and Seller.

ARTICLE IX
MISCELLANEOUS

a.    Non-Waiver. No course of dealing between the parties or any failure or delay on the part of either party in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of either party under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

b.    Indemnification by Seller and the Members.  Seller and the Members agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its partners, subsidiaries, officers, parent, directors, divisions, subdivisions, Affiliates, members, managers, agents, employees, predecessors, successors and assigns at all times from and after the Closing Date from and against all Losses that arise as a result of or incident to:  (a) occurrences before the Closing Date; (b) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or the Members set forth in this Agreement or in the schedule and/or exhibits attached hereto or in any other document delivered pursuant to this Agreement; (c) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Seller or any Member made in this Agreement or in any other document delivered pursuant to this Agreement; or (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (c) of this Article IX (b) had been satisfied.

c.    Indemnification by Buyer.  Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller, the Members and their respective partners, officers, directors, divisions, subdivisions, Affiliates, Members, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Losses that arise as a result of or incident to:  (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Buyer set forth in this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (b) of this Article IX(c) had been satisfied.

d.    Procedure. The indemnified party shall promptly notify the indemnifying party in writing of any claim, demand, action or proceeding for which indemnification will be sought under Article IX(b) or (c), and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such claim. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. If a formal written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the indemnified party, and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts. The indemnification liability of Seller and Member, jointly, to Buyer and Buyer to Seller and Member, jointly, shall not be less than $50,000 but no more than $93,500.

e.    Notices. All notices or communications under this Agreement shall be to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

To Buyer:	Zealous Trading Group Attn: Milton “Todd” Ault, III 1800 Century Park East, Suite 200 Los Angeles, CA 90067 (310) 895-7778

With a copy to:	Fennemore Craig P.C. 300 South Fourth Street, Suite 1400 Las Vegas, NV 89101

To Seller:	Transfer Online Technology Development, LLC 317 SW Alder Street, 2nd Floor Portland, OR 97204

With a copy to:

Notice shall be deemed given three (3) days after deposit in the U.S. mail, postage prepaid, or one day after deposit with a nationally recognized overnight delivery service. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions.

f.    Binding Agreement; Survival. This Agreement shall inure to the benefit of, and be binding upon, Seller and Buyer, and their respective legatees, distributees, administrators, successors and assigns, and other legal representatives. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing for a period of two (2) years from the Closing Date.

g.    Entire Agreement; Integration Clause. This Agreement and the Exhibits hereto set forth the entire agreement and understanding of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated.

h.    Brokerage. Each party represents and warrants to the other party that it has made no arrangement for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

i.    No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

j.    Controlling Law; Venue. This Agreement and each of the other documents ancillary hereto shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of New York (without regard to its conflicts of law principles). Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other ancillary documents shall be proper only in the state or federal courts of the State of New York, and all parties to this Agreement and its ancillary documents hereby consent to such venue.

k.    Headings. The headings of this Agreement and each of the other documents ancillary hereto are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or such ancillary documents.

l.    Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.

m.    Counterparts. This Agreement may be executed in as many counterpart copies as may be required. All counterparts shall collectively constitute a single agreement.

n.    Press Releases and Announcements. No party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party and provide them with a copy of the proposed disclosure prior to making the disclosure).

o.    Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

p.    Expenses. Each party shall be responsible for its own costs and expenses (including legal, financial advisory, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

q.    Amendment.  This Agreement may not be amended except by a written instrument executed by each party to this Agreement.

r.    Confidentiality of this Agreement.  Each of the parties to this Agreement shall strictly maintain the confidentiality of the negotiations, terms and conditions of this Agreement, provided that either party may disclose this Agreement to the extent required by applicable law.

s.    Time of the Essence.  Time is of the essence of this Agreement.

t.    Attorney Representation.  In the negotiation, preparation and execution of this Agreement, each Party has been represented by, or has been afforded the opportunity to consult with an attorney of such Party’s own choosing prior to the execution of this Agreement and has been advised that it is in such Party’s best interest to do so.  The Parties have read this Agreement in its entirety and fully understand its terms and provisions.  The Parties have executed this Agreement freely, voluntarily and without any coercion whatsoever, they accept all terms, conditions and provisions hereof

[SIGNATURES APPEAR ON NEXT PAGE]

In Witness Whereof, the undersigned have executed and delivered this Agreement as of the day and year first above written.  If this Agreement is not signed and returned to Buyer via email or fax by Seller, Member and Individual (collectively, “Signor”) within 24-hours of Signor’s receipt via email or fax, this Agreement will be null and void.

BUYER:

Zealous Trading Group, Inc.
a Nevada corporation

By:_________________________
Name:_______________________
Its:_________________________

SELLER:

Transfer Online Technology Development, LLC,
an Oregon limited liability company

By:_________________________
Name:_______________________
Its:_________________________

MEMBERS:

____________________________

____________________________
INDIVIDUAL for Section 4.3

____________________________
Lori Livingston

EXHIBIT A

GENERAL CONVEYANCE, ASSIGNMENT AND BILL OF SALE

Effective as of ________, ________________, a(n) ________ ________ (“Grantor”), for good and valuable consideration and pursuant to that Asset Purchase Agreement dated as of ________ (the “Purchase Agreement”), among Zealous Trading Group, Inc., a Nevada corporation (“Grantee”), Grantor, and _____________, the sole Members of Grantor, hereby sells, assigns, transfers, conveys and delivers to Grantee all of Grantor’s right, title and interest in all of the Assets (except for the Excluded Assets).

TO HAVE AND TO HOLD all such Assets unto Grantee and its successors and assigns to and for its or their use forever.

Grantor shall execute and deliver, at the request of Grantee, such further instruments of transfer, and shall take or cause to be taken such other or further actions, as shall reasonably be requested for purposes of carrying out the Transactions.

This General Conveyance, Assignment and Bill of Sale is delivered pursuant to Section 4.2.1 of the Purchase Agreement and shall be construed consistently with the Purchase Agreement.  Capitalized terms used in this instrument shall have the meanings given them in the Purchase Agreement.

IN WITNESS WHEREOF, Grantor has executed and delivered this General Conveyance, Assignment and Bill of Sale effective as of the date first above written.

Grantor:	____________________________
By:_________________________ Name:_______________________ Its:_________________________

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EXHIBIT B

SELLER’S SECRETARY’S CERTIFICATE

The undersigned, being the duly elected, qualified and acting Manager of Transfer Online Technology Development, LLC, an Oregon limited liability company (the “Company”), certifies that:

1.    Attached as Exhibit 1 is a true and correct copy of resolutions adopted by the Company and its Members relating to the Asset Purchase Agreement (the “Agreement”) among the Company, the Zealous Trading Group, Inc., a Nevada corporation, and the transactions contemplated thereby.  Such resolutions have not been amended or rescinded, and are in full force and effect on the date of this Certificate.

2.    The persons whose names and signatures appear below are duly authorized by the Company to execute all documents and agreements contemplated by the Agreement, and the signatures set forth opposite each person’s name is such person’s own genuine signature:

Name	Title	Signature

___________________________ ___________________________ ___________________________ ___________________________	___________________________ ___________________________ ___________________________ ___________________________	___________________________ ___________________________ ___________________________ ___________________________

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of  ________, ____.

____________________________ Lori Livingston, Manager

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EXHIBIT 1

Transfer Online Technology Development, LLC

UNANIMOUS WRITTEN CONSENT IN LIEU OF A MEETING
OF THE MANAGER AND MEMBERS

Pursuant to Oregon law, the undersigned, being all of the managers (the “Managers”) and all of the Members (the “Members”) of Transfer Online Technology Development, LLC (the “Company”), adopt by this unanimous written consent the following resolutions with the same force and effect as if they were unanimously adopted at a duly convened meeting of the Managers and a duly convened meeting of the Members:

I. RECITALS

WHEREAS, the Company desires to sell certain of its assets pursuant to the Asset Purchase Agreement (the “Agreement”) among the Company, Zealous Trading Group, Inc., and the Members; and

WHEREAS, the Company, through its Managers and Members, desires to approve, authorize and direct certain actions to be taken relating to the Agreement and the transactions contemplated thereby.

II. APPROVAL OF AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, that the Managers adopt and approve, and recommend to the Members the adoption and approval of, the transactions contemplated by the Agreement and the terms and provisions of the Agreement in the form presented to the Managers, believing that the terms thereof are fair to and in the best interest of the Company and the Members; and

FURTHER RESOLVED, that the Members adopt and approve the transactions contemplated by the Agreement and the terms and provisions of the Agreement in the form presented to the Members, believing that the terms thereof are fair to and in the best interest of the Company and the Members; and

FURTHER RESOLVED, that any one or more of the Managers (each an “Authorized Officer”), are authorized and directed to execute and deliver in the name and on behalf of the Company, and to cause the Company to perform its obligations under, the Agreement and such other agreements and documents as are contemplated thereby, with such changes therein and additions thereto as any Authorized Officer may approve or deem to be necessary, appropriate or advisable, the execution thereof by such officer to be conclusive evidence of the approval by him or her of such changes and additions, and to perform all other acts that may be necessary in connection therewith.

III. MISCELLANEOUS MATTERS

NOW, THEREFORE, BE IT RESOLVED, that all actions previously taken on behalf of the Company by any manager of the Company in connection with any of the foregoing matters are ratified and confirmed in all particulars as the acts of the Company; and

FURTHER RESOLVED, that the Managers and Members unanimously adopt and approve any and all additional resolutions necessary or desirable to implement and effect the transactions contemplated by the Agreement or by the foregoing resolutions, such resolutions to be in a form and content prepared and filed by any Authorized Officer with these resolutions; and

FURTHER RESOLVED, that the Authorized Officers, and each of them acting alone, are authorized and directed, in the name and on behalf of the Company, to take all actions, including seeking all requisite consents and approvals, if any, from third parties or under applicable law, that any of them considers necessary, appropriate or advisable to effectuate each of the foregoing resolutions and to carry out the purposes thereof or otherwise to effectuate any transactions contemplated by the Agreement, the taking of any such action or the execution of any such agreement, instrument or document by such officer conclusively to evidence the due authorization thereof by the Company; and

FURTHER RESOLVED, that the Authorized Officers, and each of them acting alone, are authorized and directed, in the name and on behalf of the Company, to take or cause to be taken any and all further actions and to execute and deliver, or cause to be executed and delivered, all such further agreements and such further documents, certificates, applications, notices, and undertakings, and to incur all such fees and expenses, as in their judgment shall be necessary, appropriate or advisable to carry into effect the purpose and intent of the foregoing resolutions; and

FURTHER RESOLVED, that these resolutions may be executed in counterparts; and

FURTHER RESOLVED, that in furtherance of the foregoing resolutions, the Company’s Manager is authorized to join in the execution of, attest to and/or affix the Company’s seal to, any document, agreement, certificate or instrument executed by any Authorized Officer.

Dated ________, ____.

MANAGERS:	MEMBERS:

____________________________ Lori Livingston	____________________________

____________________________	____________________________

EXHIBIT C

SELLER’S AND THE MEMBERS’ CLOSING CERTIFICATE

The undersigned hereby certify, pursuant to Section 4.2.a(vi) of the Asset Purchase Agreement dated as of December _____, 2007 (the “Agreement”), among Zealous Trading Group, Inc., a Nevada corporation (“Buyer”), Transfer Online Technology Development, LLC, an Oregon limited liability company (“Seller”); and ________ and ________, the sole Members of Seller (the “Members”) that:

(a)    Seller and the Members have performed in all material respects their agreements and covenants contained in the Agreement required to be performed at or before the Closing.

(b)    The representations and warranties of Seller and the Members set forth in the Agreement were and are true and correct (i) on and as of the date of the Agreement, and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

Capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on this ___ day of ________, ____.

Seller:	____________________________ By:_________________________ Name:_______________________ Its:_________________________

Members:	____________________________ ____________________________

C-1

STATE OF ___________	)
) ss.
County of ____________	)

The foregoing instrument was acknowledged before me this ___ day of ____________, 2004, by_______________, the ___________________ of _____________________, a ________________, on behalf thereof.

__________________________________ Notary Public

My Commission Expires:

______________________

C-2

EXHIBIT D

BUYER’S CLOSING CERTIFICATE

The undersigned hereby certifies, pursuant to Section 4.2.b(iii) of the Asset Purchase Agreement dated as of ________ (the “Agreement”), among Zealous Trading Group, a Nevada corporation (“Buyer”); Transfer Online Technology Development, LLC, an Oregon limited liability company; and ________ and ________, the sole Members of Seller that:

(a)    Buyer has performed in all material respects its agreements and covenants contained in the Agreement required to be performed at or before the Closing.

(b)    The representations and warranties of Buyer set forth in the Agreement were and are true and correct (i) on and as of the date of the Agreement, and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date.

Capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this ___ day of ________, ____.

Buyer:	____________________________ By:_________________________ Name:_______________________ Its:_________________________

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EXHIBIT E

SCHEDULE OF EXCEPTIONS

E-1

SCHEDULE F

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